EXHIBIT 99.1

Interline Brands, Inc. Announces New Chief Financial Officer

John Ebner appointed Chief Financial Officer and Treasurer

JACKSONVILLE, Fla., Jan 11 / PRNewswire - FirstCall / -- Interline Brands, Inc. (NYSE: IBI) ("Interline" or the "Company"), a leading distributor and direct marketer of maintenance, repair and operations products, today announced the appointment of John Ebner as the Company's new Chief Financial Officer and Treasurer.

Mr. Ebner joins Interline after spending 13 years with Alltel Corporation where he served in various financial leadership roles, including Treasurer, Senior Vice President of Investor Relations and Vice President of Finance - Wireless Operations. During his time at Alltel, Mr. Ebner was responsible for a variety of treasury, financial planning, risk management, and strategic activities. Mr. Ebner was also heavily involved in Alltel's merger and acquisition work, including the $28.1 billion acquisition of Alltel by Verizon Wireless, which was completed on January 9, 2009.

Michael J. Grebe, Chairman, Chief Executive Officer and President of Interline, said: "The Board of Directors is very pleased to welcome John to our executive management team. John not only brings deep experience and relevant expertise to our finance function, but he also possesses proven leadership abilities that will further sharpen our financial strategy. In addition, John will play a significant role in our business development activities as we pursue our long-term strategic growth objectives."

The Company's previous Chief Financial Officer, Tom Tossavainen, will continue to be available to the Company in an advisory capacity for a period of time to ensure a smooth transition.

"We appreciate Tom's hard work and dedication to the Company during his tenure with Interline Brands," said Mr. Grebe. "I am personally grateful to Tom for his contributions in helping us navigate our first few years after going public, and we wish him every success with his future endeavors."

About Interline

Interline Brands, Inc. is a leading international distributor and direct marketer with its corporate headquarters in Jacksonville, Florida. Interline provides maintenance, repair and operations (MRO) products to a diversified customer base made up of facilities maintenance professionals, professional contractors, and specialty distributors across North America and Central America.

CONTACT:

Michael Grebe

+1-904-265-5317

http://www.interlinebrands.com